Exhibit 10.51

April 4, 2007

Mr. Richard Barrow
1955 Brook Park Drive
Merrick, New York 11566

Dear Mr. Barrow:

        This letter agreement confirms that CastlePoint Holdings, Ltd. a Bermuda company (the "Company"), shall employ you, and that you shall accept such employment, all on the terms outlined below:

        1.     Employment: The Company shall employ you, and you shall accept employment with the Company, upon the terms and conditions set forth in this letter agreement for the period beginning on the date the work permit described in paragraph 2 is issued to you (the "Work Permit Date") and ending as provided in paragraph 3 (the "Employment Period"). For the intervening time that may occur between your agreed start date and when the work permit is approved, CastlePoint Management, Inc. will employ you.

        2.     Position & Responsibilities:

          (A)  Effective on the Work Permit Date, you shall serve as Senior Vice President, Chief Accounting Officer of CastlePoint Holdings, Ltd., and that in such capacity you shall report to the Senior Vice President and Chief Financial Officer of the Company. During the Employment Period, you shall devote substantially all of your working time and efforts to the business and affairs of the Company.

          (B)  You shall use your best efforts to obtain, maintain and renew a suitable (for the purposes of your contemplated employment by the Company) work permit by the Bermuda government authorities and any other permits required by any Bermuda government authority. The Company shall be responsible for permit fees. Your employment is subject to the requirements of the Bermuda Ministry of Home Affairs ("Ministry").

          (C)  While employed by the Company hereunder, you shall perform your duties at the offices of the Company in both Bermuda and New York City. You shall travel to such places outside of Bermuda and New York on the business of the Company in such manner and on such occasions as the Company may from time to time reasonably require.

        3.     Compensation: Compensation for your services hereunder shall be at an annual base salary rate of $275,000, and an annual performance bonus opportunity to be determined by the Board of Directors of the Company in its sole discretion. The target rate for the annual bonus shall be 30% of the base salary rate and will be prorated for 2007 based on the number of days you are employed by the Company during 2007. The base salary will be payable monthly on the 15th day of each month, two weeks in arrears and two weeks in advance. In addition to annual base salary, you will be paid Forty Thousand Dollars ($40,000) as a Cost of Living Allowance in accordance with the previously discussed pay practice. Normal hours of employment are 8:30 a.m. to 5:00 p.m., Monday to Friday. Your base salary has been computed to reflect that your regular duties are likely, from time to time, to require more than the normal hours per week and you shall not be entitled to receive any additional remuneration for work outside normal hours.

        Subject to the approval of the Board of Directors of the Company, you are entitled to receive a one time, sign-on equity grant valued in the amount of $82,500 as of your hire date. The vehicle of equity grant will be determined by the Board of Directors of the Company in its sole discretion; the grant may be made in stock options, restricted stock or a combination of both. Vesting is in accordance with the Long Term Incentive Plan. Currently, the vesting is in three equal installments, over the course of 3.5 years.

        You are also eligible to receive annual equity opportunity to be determined by the Board of Directors of the Company in its sole discretion. The target rate for the annual equity shall be 30% of the base salary rate. Vesting is in accordance with the Long Term Incentive Plan. Currently, the vesting is in three equal installments, over the course of 3.5 years.

        4.     Obligations of the Company upon Termination:

          (A)  Termination by the Company for other than Cause of by the Executive for Good Reason. If the Executive's employment is terminated by the Company for any reason other than Cause or Disability or by the Executive for Good Reason, including reorganization or restructuring of the Company,

            (i)    The Company shall pay to the Executive, within thirty business days of the Date of Termination, any earned but unpaid Annual Base Salary;

            (ii)   The Company shall pay to the Executive, within thirty business days of the Date of Termination, 50% of his annual base salary and of his annual target bonus (100% if the Executive has been employed at least three years with CastlePoint when his employment terminates).

            (iii)  For a period of six (6) months (one year if the Executive has been employed at least three years with CastlePoint when his employment terminates) after the Date of Termination, the Company will arrange to provide the Executive (and any covered dependents), without cost to the Executive, with life, accident and health insurance benefits substantially similar to those the Executive and any covered dependents were receiving immediately prior to the Notice of Termination, except for any such benefits that were waived by the Executive in writing. If the Company arranges to provide the Executive and covered dependents with life, accident and health insurance benefits, those benefits will be reduced to the extent comparable benefits are actually received by, or made available to, the Executive by a subsequent employer without cost during the six month period, as the case may be, following the Executive's Date of Termination. The Executive must report to the Company any such benefits that he actually receives or are made available. In lieu of the benefits described in this subsection 4(A)(iii), the Company, in its sole discretion, may elect to pay to the Executive a lump sum cash payment equal to the total premiums that would have been paid by the Company to provide such benefits to the Executive (determined based on the premiums paid by the Company immediately prior to the Date of Termination). Nothing in this subsection 4(A)(iii) will affect the Executive's right to elect COBRA continuation coverage in accordance with applicable law or extend the COBRA continuation period.

        5.     Benefits: In addition to the compensation described above, you shall be entitled to the following benefits during the Employment Period:

          (A)  such major medical, life insurance and disability insurance coverage as is, or may during the Employment Period, be provided generally for other employees of the Company as set forth from time to time in the applicable plan documents, copies of which may be obtained by you from the Company;

          (B)  in addition to the usual public holidays and eight (8) paid days off for sick leave, a maximum of four weeks of paid vacation annually during the term of the Employment Period (Section 11 of the Bermuda Employment Act 2000 shall otherwise not apply to your employment hereunder); and

          (C)  benefits under any plan or arrangement available generally for the employees of the Company, subject to and consistent with the terms and conditions and overall administration of such plans as set forth from time to time in the applicable plan documents.

        6.     Fringe Benefits. In addition to the foregoing, you shall be entitled to the following benefits during the Employment Period:

          (A)  the Executive shall be eligible to share in a paid country club membership and he shall be entitled to the exclusive use of a Company car or scooter for so long as the Executive shall be based in Bermuda; and

          (B)  the Executive shall be entitled to travel for he and his spouse between Bermuda and the United States up to 12 times per year; and

          (C)  the Executive shall be eligible for income tax preparation services on an annual basis; and

          (D)  Relocation Allowance. The Executive shall be entitled to receive a one-time relocation allowance of a NET (company will gross up for tax purposes) Ten Thousand Dollars ($10,000) with respect to relocation and start-up expenses incurred in relocating himself and his family to Bermuda. At such time as it is necessary, the Executive will also receive a repartition allowance in the NET value of Six Thousand Dollars ($6,000); and

          (E)  Housing Allowance. The Executive shall be entitled to receive a housing allowance of up to a NET (company will gross up for tax purposes) Eight Thousand Dollars ($8,000) per month during the Term of Employment for so long as the Executive shall be based in Bermuda.

        7.     Expenses:

        The Company shall reimburse you for all reasonable expenses incurred by you in the course of performing your duties under this letter agreement which are consistent with Company policy in effect from time to time with respect to travel, entertainment and other business expenses, subject to Company requirements with respect to reporting and documentation of expenses.

        8.     Confidential Information; Intellectual Property:

          (A)  You will not disclose or use at any time during or after the Employment Period any Confidential Information (as defined below) of which you are or become aware, whether or not such information is developed by you, except to the extent that such disclosure or use is directly related to and required by your performance of duties assigned to you pursuant to this letter agreement. Under all circumstances and at all times, you will take all appropriate steps to safeguard Confidential Information in your possession and to protect it against disclosure, misuse, espionage, loss and theft. "Confidential Information" means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its subsidiaries in connection with their business.

        It shall not include information

          (a)   Required to be disclosed by court or administrative order,

          (b)   lawfully obtainable from other sources or which is in the public domain through no fault of you; or

          (c)   the disclosure of which is consented to in writing by the Company.

          (B)  In the event that you as part of your activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, "Intellectual Property"), you acknowledge that such Intellectual Property is the sole and exclusive property of the Company and hereby assign all right title and interest in and to such Intellectual Property to the Company. Any copyrightable work prepared in whole or in part by you during the Employment Period will be deemed "a work made for hire" under Section 201(b) of the Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright therein. You will promptly and fully disclose all Intellectual

  Property and will cooperate with the Company to protect the Company's interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such request occur prior to or after termination of your employment hereunder).

        (C)  As requested by the Company, from time to time and upon the termination of your employment with the Company for any reason, you will promptly deliver to the Company all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in your possession or within your control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

        9.     Nonsolicitation:

          (A)  You hereby agree that

          (a)   during the Employment Period and for a period of twelve (12) months after the date of termination of your employment hereunder (the "Nonsolicitation Period") you will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its subsidiaries to leave the employ of the Company or its subsidiaries, or in any way interfere with the relationship between the Company or its subsidiaries and any employee thereof or otherwise employ or receive the services of any individual who was an employee of the Company or its subsidiaries at any time during such Nonsolicitation Period or within the six-month period prior thereto and

          (b)   during the Nonsolicitation Period, you will not induce or attempt to induce any customer, supplier, client, insured, reinsured, reinsurer, broker, licensee or other business relation of the Company or their subsidiaries to cease doing business with the Company or its subsidiaries.

        (B)  If, at the enforcement of this paragraph 9, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be permitted to revise the restrictions contained in this paragraph 9 to cover the maximum duration, scope and area permitted by law.

        10.   Equitable Relief: You acknowledge that

          (a)   the covenants contained herein are reasonable,

          (b)   your services are unique, and

          (c)   a breach or threatened breach by you of any of your covenants and agreements with the Company contained in paragraphs 8 and 9 could cause irreparable harm to the Company for which they would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by you of your covenants and agreements contained in paragraphs 8 and 9, the Company shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

        11.   Representation: You hereby represent and warrant to the Company that

          (a)   the execution, delivery and performance of this letter agreement by you does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which you are a party or by which you are bound,

          (b)   you are not a party to or bound by any employment agreement (except for a 12 month incidental draft consulting agreement with Gerling American Insurance Company as attached), noncompetition agreement or confidentiality agreement with any other person and

          (c)   upon the execution and delivery of this letter agreement by the Company, this letter agreement will be the valid and binding obligation of you, enforceable in accordance with its terms.

        12.   Notice: Any notice or request required or permitted under this letter agreement shall be in writing and given or made by fax, email or by post-paid registered certified mail return, receipt requested, addressed to the Company or Parent, as applicable, at its registered office or to you at the address specified therefore on the first page hereof or to either party at such other address or addresses as such party may from time to time specify for the purpose in a notice given to the other party in accordance with this paragraph.

        13.   General: There are currently no disciplinary or grievance procedures in place, and there is no collective agreement in place. You also understand that professional office attire based on the local customs of Bermuda is required at all times. This letter agreement constitutes the entire agreement among the parties hereto relating to the subject matter hereof, may be executed in two or more counterparts, and shall be governed by the laws of Bermuda without regard to choice of law rules.

        As a condition of employment you are prohibited from acquiring Tower Group, Inc. stock, in order to avoid potential conflicts of interest.

        Please confirm your agreement to the above by signing and returning the enclosed duplicate of this letter agreement.

        We look forward to a mutually satisfactory relationship.

CASTLEPOINT HOLDINGS, Ltd.
By:	/s/ JOEL S. WEINER Name: Joel Weiner Title: Senior Vice President and Chief Financial Officer
Accepted as of the date first above written:
/s/ RICHARD BARROW Mr. Richard Barrow